10.8 Employment Agreement with Robert Russell

                              EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement") is effective as of January 25,2005 by and between B2Digital Inc., a Delaware corporation or its successors or assigns (the "Company"), and Robert C. Russell, an individual (the "Executive"), and is made with reference to the following facts:

A. Company is engaged in the Media business;

B. Company desires to retain the services of Executive, and Executive is willing to provide such services to the Company;

C. Company and Executive desire to enter into this Agreement to provide for Executive's employment by the Company upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing facts and mutual agreements set forth below, the parties, intending to be legally bound, agree as follows:

1. Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment and agrees to perform Executive's duties and responsibilities in accordance with the terms and conditions hereinafter set forth.

1.1 Employment Term. The term of Executive's employment under this Agreement shall commence as of the date hereof (the "Effective Date") and shall continue for three (3) years, unless terminated in accordance with Section 5 hereof. The period commencing as of the Effective Date, and ending two (2) years thereafter or such later date to which the term of Executive's employment under the Agreement shall have been extended by written mutual agreement is hereinafter referred to as the "Employment Term."

1.2 Duties and Responsibilities. During the Employment Term, Executive shall serve as a member of the Board of Directors, as Chairman and as the President and Chief Executive Officer of the Company and perform all duties and accept all responsibilities incident to such position or other appropriate duties as may be reasonably assigned to Executive by the Company's Board of Directors (the "Board") from time to time consistent with Executive's status as a senior executive.

1.3 Base Salary. For all the services rendered by Executive hereunder for the Company, the Company shall pay Executive a base salary (the "Base Salary") at the minimum annual rate of $240,000 per annum (payable in accordance with the Company's then applicable payroll policies) as compensation for all services rendered by Executive hereunder. The Base Salary shall be subject to all state, federal, and local payroll tax withholding and any other withholdings required by law. Following each year after the Effective Date, Executive shall be reviewed by the Company's Board to determine whether a raise in the Base Salary and other additional compensation and benefits is appropriate, in the sole and absolute discretion of the Board; provided, however, that at no time shall Executive's Base Salary be less than $240,000 per annum. The Base Salary shall be payable, in cash, registered common stock or restricted common stock, or other securities of the Company as the Company and the Executive may agree from time to time.

In addition to the payment of Base Salary, upon execution of this Agreement, the Company hereby grants to the Executive 1,000,000 shares of Series A Convertible Preferred Stock, $.001 par value, as a signing bonus.[GRAPHIC OMITTED]

1.4 Benefit Coverages. During the Employment Term, Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs made available to the Company's senior level executives as a group or to its employees generally, as such plans or programs may be in effect from time to time (the "Benefit Coverages"), including, without limitation, pension, profit sharing, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection and travel accident insurance.

1.5 Performance Bonuses. Within ninety (90) days after the end of each fiscal year of the Company, which is currently March 31st, during the Employment Term, the Executive will be eligible to receive a bonus (the "Performance Bonus") in an amount as determined at the discretion of the Board of the Company. To the extent that, for any given year of the Employment Term, Executive has been employed for less than the full year, the Performance Bonus shall be reduced on a pro rata basis for the amount of time actually worked during such year. All bonus payments shall be subject to customary withholdings required by law.

1.6 Expenses. During the Employment Term, Executive shall be reimbursed for all reasonable business expenses incurred and paid by Executive in providing services on behalf of the Company and shall receive a car allowance in the amount of $1,200.00 per month. Any actual or anticipated expenses over Twelve Hundred Dollars (US) ($1,200(US)) must be approved in such manner as is acceptable to the Board prior to incurring such expense. An expense report detailing such expenses with such supporting documentation as the Company may reasonably require (the "Expense Report") must be submitted to the Company prior to the Company's reimbursement of such expense.

1.7 Vacations and Holidays. Each year, the Executive shall be entitled to an aggregate of four (4) weeks' paid vacation plus holidays in accordance with the Company's policies, as amended from time to time, for senior executive officers.

2. Confidential Information.

2.1 Executive recognizes and acknowledges that by reason of Executive's employment by and service to the Company before, during and, if applicable, after the Employment Term, Executive will have access to certain confidential and proprietary information relating to the Company's business, as well as the businesses, which may include, but is not limited to, trade secrets, trade "know-how," product development techniques and plans, formulas, customer lists and addresses, cost and pricing information, marketing and sales techniques, strategy and programs, computer programs and software and financial information (collectively referred to as "Confidential Information"). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company, and Executive covenants that he will not, unless expressly authorized in writing by the Company, as the case may be, at any time during the course of Executive's employment use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Executive's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Executive also covenants that at any time after the termination of such employment, directly or indirectly, he will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive's possession during the course of Executive's employment shall remain the property of the Company as the case may be. Except as required in the performance of Executive's duties for the Company, or unless expressly authorized in writing by the Company, Executive shall not remove any written Confidential Information from the Company's premises, or the premises of the other, as the case may be, except in connection with the performance of Executive's duties for the Company, as the case may be, and in a manner consistent with the Company's policies regarding Confidential Information. Upon termination of Executive's employment, the Executive agrees to return immediately to the Company, as the case may be, all written Confidential Information (including, without limitation, in any computer or other electronic format) in Executive's possession.

3. Non-Competition; Non-Solicitation.

3.1 During Executive's employment by the Company, Executive will not, except with the prior written consent of the Board, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, Executive, partner, principal, agent, representative, consultant or otherwise with other than existing relationships and contractual relationships to use or permit Executive's name to be used in connection with, any business or enterprise (a "Competitor") which competes with the Company or generates, directly or indirectly, for itself or others revenues from the type of product and services provided by the Company or its affiliates during Executive's employment by the Company.

3.2 The foregoing restrictions shall not be construed to prohibit the ownership by Executive of less than five percent (5%) of any class of securities of any corporation which is a Competitor having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising Executive's rights as a shareholder, or seeks to do any of the foregoing.

3.3 Executive further covenants and agrees that during Executive's employment by the Company and for the period of twenty-four (24) months thereafter, Executive will not, directly or indirectly, (i) solicit, divert, take away, or attempt to solicit, divert or take away, any of the Company's customers or (ii) encourage any customer to reduce its patronage of the Company.

3.4 Without limiting the generality of the foregoing, Executive agrees that during Executive's employment by the Company and for the period of twenty-four
(24) months thereafter, he will not, directly or indirectly, solicit any customer to retain from any other person, firm or entity any services of a type generally similar to or competitive with the product and/or services of the Company during the period of Executive's employment by the Company.

3.5 Executive further covenants and agrees that during Executive's employment by the Company and for the period of twenty-four (24) months thereafter, Executive will not, directly or indirectly, solicit or hire, or encourage the solicitation or hiring of any person who was an Executive of the Company at any time during the term of Executive's employment by the Company by any employer other than the Company for any position as an Executive, independent contractor, consultant or otherwise. The foregoing covenant of Executive shall not apply to (i) any person whom Executive employed prior to the formation of the Company, or (ii) any person after a period of twelve (12) months has elapsed subsequent to the date on which such person's employment by the Company has terminated.

4. Equitable Relief.

4.1. Executive acknowledges and agrees that the restrictions contained in Sections 2 and 3 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company and its affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should Executive breach any of the provisions of those sections. Executive represents and acknowledges that (i) he has been advised by the

Company to consult Executive's own legal counsel in respect to this Agreement and (ii) that he has had full opportunity, prior to execution of this Agreement, to review this Agreement thoroughly with Executive's counsel.

4.2. Executive further acknowledges and agrees that a breach of any of the restrictions in Sections 2 and 3 cannot be adequately compensated by monetary damages. Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 2 or 3 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of Sections 2 and 3 hereof should ever be adjudicated to exceed the time, geographic, service or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provisions shall be amended to the extent of the maximum time, geographic, service or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision be enforced to the maximum extent permitted by law.

4.3 Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Sections 2 or 3 hereof, including, without limitation, any action commenced by the Company for preliminary and permanent injunctive relief and other equitable relief, may be brought in the United States District Court for the Central District of California, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Los Angeles County, California; (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding; and (iii) waives any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court. Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 7 hereof.

4.4 Executive agrees that for a period of five (5) years following the termination of Executive's employment by the Company, Executive will provide, and that at all times after the date hereof the Company may similarly provide, a copy of Sections 2 and 3 hereof to any business or enterprise (i) which Executive may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or (ii) with which Executive may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which Executive may use or permit Executive's name to be used; provided, however, that this provision shall not apply in respect of Section 3 hereof after expiration of the time period set forth therein.

5. Termination. The Employment Term shall terminate upon the occurrence of any one of the following events:

5.1 Disability. The Company may terminate the Employment Term if Executive is unable substantially to perform Executive's duties and responsibilities hereunder to the full extent required by the Board by reason of illness, injury or incapacity (a "Disability") for six (6) consecutive months, or for more than six (6) months in the aggregate during any period of twelve (12) calendar months; provided, however, that the Company shall continue to pay Executive the Base Salary then in effect for the balance of the then remaining Employment Term determined without reference to such termination (the "Remaining Employment Term"), but the amount the Company shall be required to pay Executive shall be reduced by the amount of any disability payments received by Executive pursuant to the Benefit Coverages. In addition, Executive shall be entitled to the following: (i) a pro rata bonus, if any, for the year of termination; (ii) any other amounts earned, accrued or owing but not yet paid under Section 1 above;
(iii) the continued right to exercise any vested stock option, if any, for a period of one (1) year following the date of Executive's termination; (iv) continued participation for the Remaining Employment Term in those Benefit

Coverages in which Executive was participating on the date of termination which, by their terms, permit a former employee to participate; and (v) any other benefits in accordance with applicable plans and programs of the Company. In such event, the Company shall have no further liability or obligation to Executive for compensation under this Agreement except as otherwise specifically provided in this Agreement. Executive agrees, in the event of a dispute under this Section 5.1, to submit to a physical examination by a licensed physician selected by the Board, provided that Executive's own physician may be present at Executive's request and sole expense.

5.2 Death. The Employment Term shall terminate in the event of Executive's death. In such event, the Company shall pay to Executive's executors, legal representatives or administrators, as applicable, an amount equal to the installment of Executive's Base Salary set forth in Section 1.3 hereof for the month in which Executive dies and a pro rata share of any annual bonus to which Executive would otherwise be entitled for the year in which such death occurs. In addition, Executive's estate shall be entitled to (i) any other amounts earned, accrued or owing but not yet paid under Section 1 above; (ii) the continued right to exercise any vested stock option for a period of one (1) year following the date of death; and (iii) any other benefits in accordance with applicable plans and programs of the Company. The Company shall have no further liability or obligation under this Agreement to Executive's executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive except as otherwise specifically provided in this Agreement.

5.3 Cause. The Company may terminate the Employment Term, at any time, for "cause" upon thirty (30) days' written notice, in which event all payments under this Agreement shall cease, except for Base Salary to the extent already accrued. For purposes of this Agreement, Executive's employment may be terminated for "cause" (i) if Executive is convicted of a felony; (ii) any material neglect or breach of duty by Executive, or any failure by Executive to perform such duties as may be delegated to Executive from time to time; (iii) any willful breach of duty by Executive in the course of his employment; (iv) any material breach of any provision of this Agreement; or (v) Executive commits theft, larceny, embezzlement, or fraud, any acts of dishonesty, illegality, moral turpitude or gross mismanagement as determined in good faith by the Board, whose determination shall be final and binding; provided, however, with respect to items (ii) and (iii), thirty (30) days' written notice must be given by the Company to Executive the first offense, which Executive shall have the right to cure to the Board's satisfaction. No such advance notice shall be required to terminate for "cause" with respect to the next offense.

5.4 Termination Without Cause. The Company may remove Executive, at any time prior to the end of the Employment Term, without cause from the position in which Executive is employed hereunder (in which case the Employment Term shall be deemed to have ended) upon not less than sixty (60) days' prior written notice to Executive; provided, however, that in the event that such notice is given, Executive shall be under no obligation to render any additional services to the Company and, subject to the provisions of Section 3 hereof, shall be allowed to seek other employment. Upon any such removal, Executive shall be entitled to receive as liquidated damages for the failure of the Company to continue to employ Executive, only the amount due to Executive under the Company's then-current severance pay plan for employees. No other payments or benefits shall be due under this Agreement to Executive, except that Executive shall be entitled to receive payments or benefits under the then-existing Benefit Coverages in which Executive is participating in accordance with the respective terms of such Benefit Coverages. Notwithstanding any provision in this Agreement or the TCPD Stock Option Agreement to the contrary, if Executive is terminated by the Company without cause after the first twelve (12) months, an amount equal to the lesser of one-half (1/2) of the remaining options to be vested under the then-remaining Employment Term or twelve (12) additional months of vesting shall be vested and exercisable in accordance with the BTWO Stock Option Agreements.

Notwithstanding the foregoing, upon such removal, without cause under Section 5.4., in the event that Executive executes a written release of any and all claims against the Company and all related parties with respect to all matters arising out of Executive's employment by the Company (other than Executive's entitlement under any stock options, employee benefit plan or program sponsored by the Company in which Executive participated and under which Executive has accrued a benefit), and the termination thereof, Executive shall be entitled to receive, in lieu of the payment described in subsection 5.4. hereof, which Executive agrees to waive, (i) in equal monthly installments, as liquidated damages for the failure of the Company to continue to employ Executive, an amount equal to the amount of Executive's Base Salary and annual bonus, if any, for the lesser of the Remaining Employment Term or twelve (12) months, provided that Executive remains in compliance with the provisions of Sections 2 and 3 hereof; (ii) continuation of those Benefit Coverages as in effect at the time of such termination or removal, or to receive cash in lieu of such benefits or premiums, as applicable, where such Benefit Coverages may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the Benefit Coverage is provided) under applicable law or regulation, for the lesser of the Remaining Employment Term or twelve (12) months; (iii) any other amounts earned, accrued or owing but not yet paid under
Section 1 above; and (iv) any other benefits in accordance with applicable plans and programs of the Company.

6. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

7. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by facsimile transmission, or when mailed, by United States certified or registered mail, prepaid, to the parties or their assignees at the following addresses or facsimile numbers (or at such other address as shall be given in writing by any party):

If to the Company:

B2Digital, Inc.
Attn: Board of Directors
c/o Marcia A Pearlstein
9171 Wilshire Boulevard, Suite B
Beverly Hills, California 90210
Telephone: 310-281-2571
Facsimile: 310-278-0457

If to Executive:

Robert C. Russell
9171 Wilshire Boulevard, Suite B
Beverly Hills, California 90210
Telephone: 310-281-2571
Facsimile: 310-278-0457

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this section.

8. Arbitration; Expenses. In the event of any dispute under the provisions of this Agreement other than a dispute in which the sole relief is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in the City of Los Angeles, California in accordance with the commercial arbitration rules then in effect of the American Arbitration Association.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California as if this Agreement was to be performed entirely within the State of California by residents of such State, and without reference to principles of conflicts of laws.

10. Further Assurances. Each of the parties agrees that from time to time, at the request of any other party and without further consideration or consent, they will execute and deliver such additional instruments as any other party may reasonably request as are necessary to effectuate the purposes of this Agreement.

11. Indemnification by the Company. The Company hereby agrees and covenants to full and completely indemnify and defend Executive in the performance of Executive's duties to the fullest extent permitted by applicable laws. In addition, as of the Effective Date, the Company shall procure, and Executive shall be covered by an officer and director liability insurance policy.

12. Attorneys' Fees. In the event any litigation, arbitration, mediation or other proceeding ("Proceeding") is initiated by any party(ies) against any other party(ies) to enforce, interpret or otherwise obtain judicial or quasi-judicial relief in connection with this Agreement, the prevailing party(ies) in such Proceeding shall be entitled to recover from the unsuccessful party(ies) (a) all costs, expenses, actual attorneys' and expert witness fees, relating to or arising out of such Proceeding (whether or not such Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding, including, without limitation, one to enforce any judgment or award resulting from any such Proceeding. Any such judgment or award shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, actual attorneys' and expert witness fees. The arbitrator(s) or court shall determine who is the prevailing party, whether or not the dispute or controversy proceeds to final judgment. Company and Executive expressly acknowledge that this section is not intended to in any way alter the parties' agreement that arbitration shall be the exclusive method of resolving any dispute related to this Agreement or Executive's employment with the Company as set forth in Section 7. Company and Executive agree that the reference to litigation in this section is included so that the prevailing party can recover its attorneys' fees and costs if (a) either party files a lawsuit in violation of Section 7 (e.g., fees and costs incurred obtaining a court order compelling arbitration); or (b) a court rules that the arbitration provision in Section 7 is unenforceable for any reason.

13. Entire Agreement. All prior agreements, representations and understandings between the parties are incorporated in this Agreement and schedules and exhibit hereto, which together constitute the entire contract between the parties. The terms of this Agreement are intended by the parties as a final expression of their agreement with respect to such terms as are included herein and may not be contradicted by evidence of any prior or contemporaneous written or oral representations, agreements or understandings, whether express or implied. The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceeding, if any, involving this Agreement. No amendment or variation of the terms of this Agreement shall be valid unless made in writing and signed by each of the parties.

14. Venue and Jurisdiction. For purposes of venue and jurisdiction, this Agreement shall be deemed made and to be performed in the City of Los Angeles, California.

15. Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile (with originals to follow by United States mail), and such facsimile shall be conclusive evidence of the consent and ratification of the signatories hereto.

16. Headings. The headings of the various Sections of this Agreement have been inserted only for convenience and shall not be deemed in any manner to modify or limit any of the provisions of this Agreement or be used in any manner in the interpretation of this Agreement.

17. Interpretation. Whenever the context so requires, all words used in the singular shall be construed to have been used in the plural (and vice versa), each gender shall be construed to include any other genders, and the word "person" shall be construed to include a natural person, a corporation, a firm, a partnership, a joint venture, a trust, an estate or other entity.

18. Severability. If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and all remaining provisions shall continue in full force and effect.

19. Successors-in-Interest and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the successors-in-interest and assigns of each party to this Agreement, except that the duties and responsibilities of Executive hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Executive. Nothing in this Section shall create any rights enforceable by any other persons not a party to this Agreement, unless such rights are expressly granted in this Agreement to other specifically identified persons.

20. Amendment and Waiver. This Agreement may not be amended and the observance of any term of this Agreement may not be waived (either generally or in a particular instance and neither retroactively or prospectively), without the written consent of the parties hereto.

21. Beneficiaries; References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of Executive's incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive's beneficiary, estate or other legal representative.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

B2Digital, Inc.
a Delaware corporation

By: /s/ Marcia A Pearlstein
    --------------------------------------
    Marcia A Pearlstein
    Director, Secretary

Executive

By: /s/ Robert C. Russell
    --------------------------------------
    Robert C. Russell
    Director and Chief Executive Officer